WORLDTALK COMMUNICATIONS CORPORATION                              EXHIBIT 23.01
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                        Consent of Independent Auditors

The Board of Directors and Stockholders
Worldtalk Corporation

We consent to incorporation by reference in the registration statement (No. 333-3510) on Form S-8 of Worldtalk Corporation of our report dated February 4, 1997, relating to the consolidated balance sheets of Worldtalk Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 1996, and the related schedule, which report appears in the December 31, 1996 annual report on Form 10-K of Worldtalk Corporation.



KPMG Peat Marwick LLP
San Jose, California
March 27, 1997